RAMSEY PROPERTY MANAGEMENT, LLC

CONSENT OF INDEPENDENT PETROLEUM
ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Ramsey Property Management, LLC hereby consents to the use of and reference to its name, and the inclusion of any and all references to its reports (and information contained therein) relating to Platina Energy Group Inc. (the “Company”), its evaluation of certain of the oil and gas reserves of the Company, in the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2008.

RAMSEY PROPERTY MANAGEMENT, LLC

	By:	/s/ Stephen E. Nichols
Name: Stephen E. Nichols
Oklahoma City, Oklahoma		Title: Managing Partner
July 14, 2008